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                        SOFTWARE REMARKETING AGREEMENT

                                    BETWEEN

                     ELECTRONIC DATA SYSTEMS CORPORATION

                                      AND

                               TM CENTURY, INC.




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                             TABLE OF CONTENTS
                                   FOR
                       SOFTWARE REMARKETING AGREEMENT

                                                                       PAGE
ARTICLE I.    AGREEMENT, TERM AND DEFINITIONS........................... 1

1.1 Agreement, Term and Limited Exclusivity............................. 1
1.2 Certain Definitions................................................. 2

ARTICLE II.   PURCHASE ORDERS........................................... 3

2.1 Preparation of Purchase Orders...................................... 3
2.2 Issuance and Acceptance of Purchase Orders.......................... 4
2.3 Purchase Order Alterations.......................................... 4
2.4 Cancellation of Purchase Orders..................................... 4

ARTICLE III.  PROVISION OF LICENSED SOFTWARE AND SERVICES............... 4

3.1 General............................................................. 4
3.2 Delivery of the Licensed Software................................... 4
3.3 Further Acts........................................................ 4
3.4 Remarketing of Licensed Software by SUPPLIER........................ 5
3.5 Time of Performance................................................. 5

ARTICLE IV.   PROVISION OF LICENSED SOFTWARE............................ 5

4.1 Acceptance of Licensed Software..................................... 5
4.2 Grant of License.................................................... 6
4.3 Ownership of Licensed Software...................................... 6
4.4 Proprietary Markings................................................ 6
4.5 Duplication of Documentation........................................ 6
4.6 Non-Disclosure...................................................... 6
4.7 Licensed Software Support Service................................... 7
4.8 Termination of Software License..................................... 7
4.9 Discontinuance of Licensed Software................................. 7
4.10 Licensed Software Loading.......................................... 7

ARTICLE V.    WARRANTIES, INDEMNITIES AND LIABILITIES................... 7

5.1 Warranty............................................................ 7
5.2 Proprietary Rights Indemnification.................................. 8
5.3 Disclaimer.......................................................... 9
5.4 Limitation of Liability............................................. 9
5.5 Survival of Article V............................................... 9

ARTICLE VI.   PAYMENTS TO EDS........................................... 9

6.1 Charges, Prices and Fee for Licensed Software and Services.......... 9
6.2 Payment Through Invoicing........................................... 9
6.3 Taxes...............................................................10

ARTICLE VII.  TERMINATION...............................................10

7.1 Termination For Cause...............................................10
7.2 Termination For Insolvency or Bankruptcy............................10
7.3 Termination For Non-Payment.........................................10


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                                                                       PAGE

ARTICLE VIII. MISCELLANEOUS............................................ 11

8.1 Binding Nature, Assignment, and Subcontracting..................... 11
8.2 Confidentiality.................................................... 11
8.3 Media Releases..................................................... 11
8.4 Notices............................................................ 12
8.5 Force Majeure...................................................... 12
8.6 Severability....................................................... 13
8.7 Dispute Resolution................................................. 13
8.8 Waiver............................................................. 13
8.9 Remedies........................................................... 13
8.10 Survival of Terms................................................. 13
8.11 GOVERNING LAW..................................................... 13
8.12 Entire Agreement.................................................. 14




                           LIST OF EXHIBITS



                               EXHIBIT A

                        FORM OF END USER LICENSE



                               EXHIBIT B

                 DESCRIPTION, CHARGES, PRICES, AND FEES





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                         SOFTWARE REMARKETING AGREEMENT

     THIS SOFTWARE MARKETING AGREEMENT (the "Agreement"), dated February 9, 1996 (the "Effective Date"), is between TM CENTURY, INC., a Delaware corporation ("SUPPLIER"), and ELECTRONIC DATA SYSTEMS CORPORATION, a Texas corporation ("EDS").

                             W I T N E S S E T H:

     WHEREAS, SUPPLIER desires to have the right to obtain certain products and services from EDS from time to time for the purpose of distribution to SUPPLIER customers; and

     WHERAS, EDS, is willing to provide products and services to SUPPLIER in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration received and to be received, EDS and SUPPLIER hereby agree as follows:

ARTICLE 1.  AGREEMENT, TERM AND DEFINITIONS

1.1 AGREEMENT, TERM AND LIMITED EXCLUSIVITY. The parties agree that the terms and conditions of this Agreement apply to the provision of Licensed Software and Services (as later defined) to SUPPLIER by EDS. The term of this Agreement commences on the Effective Date and the Agreement shall continue to be in effect until December 31, 2000, or until earlier terminated by either party as set forth in this Agreement.

     EDS agrees that for one year after the Effective Date, SUPPLIER shall have the exclusive right to distribute and sublicense EDS' Vamos/Costar Software, including any enhancements, translations, modifications, updates releases or other changes thereto, to radio stations located in the United States (Including United States territories). EDS further agrees that, for the second and succeeding contract years during the term of this Agreement, SUPPLIER shall have the United States (including United States territories) if, in the preceding and each prior contract year of the term of this Agreement SUPPLIER has made payments to EDS, for computer hardware, Licensed Software and Services under the provisions hereof, of or more.  EDS agrees that, for
     each period during which SUPPLIER has the exclusive distribution rights provided in this Section, EDS shall not, directly or indirectly, sell, license or distribute the Vamos/Costar Software, or authorize or permit any other person or entity to sell, license or distribute the Vamos/Costar Software, to radio stations, in the United States (including United States territories) other than through SUPPLIER pursuant to this Agreement.

     The foregoing agreement to treat Supplier as an exclusive distributor applies only to (i) Vamos/Costar Software which is distributed to (ii) radio stations that (iii) are located in the


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     United States (including United States territories); is not effective after the first contract year unless the foregoing payment conditions are met;
     and is not applicable to any other Licensed Software or Services. Further, in no event shall EDS be prevented from selling, licensing or distributing the Vamos/Costar Software, either directly or indirectly, to networks.

1.2 CERTAIN DEFINITIONS. The following definitions shall apply to this Agreement.

    (a) "Applicable Specifications" means the functional, performance, operational, compatibility, and other specifications or characteristics of the Licensed Software described in applicable Documentation and such other specifications or characteristics of the Licensed Software agreed upon in writing by the parties.

    (b) "Documentation" means user guides, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials, and other information relating to the Licensed Software or used in conjunction with the Services, whether distributed in print, magnetic, electronic, or video format, in effect as of the date the Licensed Software is shipped, or the Service is provided, to SUPPLIER or an End User.

    (c) "Employee" means those employees, agents, subcontractors, consultants, and representatives of EDS provided or to be provided by EDS to perform Services pursuant to this Agreement.

    (d) "End User" means customers or affiliates to which SUPPLIER distributes or provides Licensed Software as permitted under this Agreement.

    (e) "Licensed Software" means computer programs identified in Exhibit B, attached hereto, that are provided or to be provided by EDS pursuant to this Agreement. The definition of Licensed Software also includes the "Dongel" (encryption device), and any enhancements, translations, modifications, updates, releases, or other changes to Licensed Software which are provided or to be provided as part of EDS' performance of warranty Service obligations or support Services pursuant to this Agreement.

   (f) "Services" means the support and warranty services, provided or to be provided by EDS pursuant to this Agreement.

   (g) "Territory" means the United States, United States territories, and other geographic locations as mutually agreed to in writing. Each geographical location other than the United States and its territories shall be dealt with separately, and the provisions of this Agreement shall not apply to any such other geographical location unless agreed to in writing by the parties hereto.

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                        ARTICLE II.  PURCHASE ORDERS


2.1 PREPARATION OF PURCHASE ORDERS. EDS agrees that computer software programs and services which EDS generally makes available to other customers shall be made available to SUPPLIER and, upon the issuance by SUPPLIER of a purchase order therefor, shall be deemed to be Licensed Software and Services under the terms and conditions of this Agreement. SUPPLIER may request information about computer software programs and services in order to prepare purchase orders and EDS shall promptly provide to SUPPLIER, at no charge, sufficiently detailed information which is responsive to SUPPLIER's request. From time to time and/or at SUPPLIER's request, EDS shall provide written information to SUPPLIER about computer software programs and services, and new releases, versions or options related thereto, available or to be available from EDS.

2.2 ISSUANCE AND ACCEPTANCE OF PURCHASE ORDERS. References in this Section to purchase orders also apply to alterations to Purchase Orders (as later defined in this Section). The following governs the issuance and acceptance of purchase orders under this Agreement:

     (a) SUPPLIER may issue to EDS written purchase orders identifying the Licensed Software and Services SUPPLIER desires to obtain from EDS. Each purchase order may include other terms and conditions applicable to the Licensed Software and Services ordered; such other terms shall be consistent with the terms and conditions of this Agreement, or shall be necessary to place a purchase order, such as billing and shipping information, required delivery dates, installation locations, and Charges (as later defined in this Agreement).

     (b) EDS shall promptly accept purchase orders by providing to SUPPLIER a written or an oral acceptance of such purchase order, or by commencing performance pursuant to such purchase order. EDS shall accept purchase orders which do not establish conflicting terms and conditions from those set forth in this Agreement or establish new terms and conditions other than those contemplated by Section 2.2(a). EDS shall also accept purchase orders incorporating terms and conditions which have been separately agreed upon in writing by the parties.

     (c) EDS may reject a purchase order which does not meet the conditions described in subsection (b) above by promptly providing to SUPPLIER a written explanation of the reasons for such rejection. EDS shall accept an alteration to the originally issued purchase order if such alteration remedies the items set forth in EDS' written rejection.

     Purchase orders accepted in accordance with this Section are referred to as "Purchase Orders". EDS shall have no responsibility or liability for Licensed Software or Services provided without a Purchase Order.

2.3 PURCHASE ORDER ALTERATIONS. SUPPLIER may issue an alteration to a Purchase Order in order to, without limitation, (i) change a location for delivery, (ii) modify the quantity or type of Licensed Software and Services to be delivered or performed, (iii) implement any change or


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     modification as required by or permitted in this Agreement, (iv) correct typographical or clerical errors, or (v) order Licensed Software or Services which are of superior quality, or are enhancements to or are new releases or new options of the Licensed Software or Services set forth in the Purchase Order.

2.4 CANCELLATION OF PURCHASE ORDERS. Except as otherwise agreed upon by the parties, SUPPLIER may cancel all or a portion of a Purchase Order relating to Licensed Software or Services, without charge or penalty, at any time prior to the scheduled delivery date of the affected Licensed Software or time of performance of the Services specified in such Purchase Order.

          ARTICLE III.  PROVISION OF LICENSED SOFTWARE AND SERVICES

3.1 GENERAL. During the term of this Agreement, SUPPLIER shall have a non-transferable, non-exclusive right to distribute and sublicense the Licensed Software to End Users within the Territory, in addition to exclusive rights to distribute the Vamos/Costar Software to the extent set forth in Section 1.1 EDS agrees that it will consent to a transfer of the rights of SUPPLIER hereunder to an affiliate of SUPPLIER provided SUPPLIER remains liable for all performance by the affiliate. Any distribution of Licensed Software shall be in accordance with the terms and conditions of this Agreement. EDS shall provide without charge (i) a reasonable amount of demonstration Licensed Software, and (ii) a reasonable amount of training of SUPPLIER employees in the use of the Licensed Software, and will make commercially reasonable efforts to provide marketing materials to allow SUPPLIER to adequately demonstrate the Licensed Software and market it to End Users.

3.2 DELIVERY OF THE LICENSED SOFTWARE. EDS shall deliver the Licensed Software to SUPPLIER on the delivery date set forth in the applicable Purchase
     Order or as otherwise agreed upon by the parties. EDS shall deliver to SUPPLIER, without charge, all upgrades, enhancements, and new versions of all Licensed Software as they become available. Charges for transportation of Licensed Software shall be paid by EDS. All risk of loss of, or damage to, the Licensed Software shall be borne by SUPPLIER following any delivery by EDS to a common carrier or to SUPPLIER.
     SUPPLIER may cancel without charge any Purchase Order for all or any portion of the Licensed Software or Services at any time prior to scheduled delivery.

3.3 FURTHER ACTS. During and subsequent to the term of this Agreement, EDS shall do, or cause to be done, all such further acts and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all further documentation or assignments as SUPPLIER may reasonably require to evidence or perfect SUPPLIER's right to use and distribute the Licensed Software.

3.4 REMARKETING OF LICENSED SOFTWARE BY SUPPLIER. During the term of this Agreement, SUPPLIER may market, promote, and distribute the Licensed Software, separately or in conjunction with other products and services in accordance with the following terms and conditions:


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     (a) SUPPLIER shall cause each End User to execute a standard license agreement, substantially in the form attached as Exhibit A. SUPPLIER may also enter into maintenance agreements with End Users.

     (b) The term of any warranties and indemnities extended by SUPPLIER to an End User shall commence upon delivery by SUPPLIER of the Licensed Software to such End User.

     (c) SUPPLIER shall use commercially reasonable efforts to make available to such End Users all training, technical support and other services related to the Licensed Software that are currently generally offered or that may be generally offered by EDS to other end user customers. Such training, technical support and other services will be provided to End Users at SUPPLIER's then current rates and expenses.

     (d) Upon request by SUPPLIER, EDS shall provide to SUPPLIER, at no charge, training (to the extent stated in Section 3.1), marketing and technical support, and marketing materials as may be reasonably required by SUPPLIER in connection with the remarketing of the Licensed Software.

     (e) SUPPLIER may refer to itself as EDS' authorized dealer or reseller of the Licensed Software. Without separate prior written consent, SUPPLIER shall not use any trademarks or trade names of EDS or trademarks or trade names of third parties used in connection with advertising or promoting the Licensed Software; and provided, further that SUPPLIER shall comply with written guidelines provided on a timely basis by EDS to SUPPLIER from time to time relating to any such use.

3.5 TIME OF PERFORMANCE. Time is hereby expressly made of the essence with respect to each and every term and provision of this Article.

                 ARTICLE IV.  PROVISION OF LICENSED SOFTWARE

4.1 ACCEPTANCE OF LICENSED SOFTWARE. Each End User shall accept delivered copy(ies) of the Licensed Software on the date (the "Acceptance Date") when all necessary Licensed Software and Documentation has been received by it; provided, however, that following the Acceptance Date, SUPPLIER or the End User may (i) continue to inspect and test the Licensed Software, with the assistance of EDS if requested, and (ii) return any faulty, defective or non-conforming Licensed Software and Documentation to EDS, at EDS' expense and without liability of SUPPLIER or any End User, and any amounts paid by SUPPLIER for the Licensed Software and Documentation shall be refunded by EDS to SUPPLIER. SUPPLIER or its End User shall notify EDS in writing on SUPPLIER's or End User's corporate letterhead of any rejection of the Licensed Software within thirty (30) days of the Acceptance Date and failure to so notify EDS shall constitute acceptance.

4.2 GRANT OF LICENSE. For each item of Licensed Software received by an End User, SUPPLIER shall grant to the End User a nonexclusive, nontransferable, perpetual sublicense to use, execute


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     and display the object code version of the Licensed Software, on a single central processing unit or item of equipment in accordance with the terms and conditions of the standard license agreement attached as Exhibit A and the terms of this Article. End User may copy the Licensed Software as necessary for archival, maintenance or back-up purposes only. If End User desired to run parallel operations in the process of transferring operations from one CPU to another CPU, End User may permit the Licensed Software to reside on two (2) CPUs for the period of time reasonable necessary to complete the transfer. However, each End User will be provided only one "Dongel" (encryption device) for each copy of Vamos/Costar software that is procured by the End User.

4.3 OWNERSHIP OF LICENSED SOFTWARE. The Licensed Software shall be and remain the property of EDS, or third parties which have granted EDS the right to provide the Licensed Software, and SUPPLIER and End User shall have no rights or interests therein except as set forth herein or in End
     User's license agreement.

4.4 PROPRIETARY MARKINGS. SUPPLIER and End User shall not remove or destroy any proprietary markings or proprietary legends placed upon or contained within the Licensed Software.

4.5 DUPLICATION OF DOCUMENTATION. SUPPLIER or End User may duplicate Licensed Software Documentation, at no additional charge, for SUPPLIER's or End User's use so long as all required proprietary markings are retained on all duplicated copies.

4.6 NON-DISCLOSURE. During the term of a License, SUPPLIER or the End User will treat the Licensed Software with the same degree of care and confidentiality which SUPPLIER or the End User provides for similar information belonging to SUPPLIER or End Users which SUPPLIER or the End User does not wish disclosed to the public, but not less than reasonable care. This provision shall not apply to Licensed Software, or any portion thereof, which is (i) already known by SUPPLIER or the End User without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of SUPPLIER or the End User,
     (iii) rightfully received from a third party without obligation of confidentiality, (iv) disclosed without similar restrictions by EDS to a third party, (v) approved by EDS in writing for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as SUPPLIER or the End User provides EDS with timely prior written notice of such requirement.

4.7 LICENSED SOFTWARE SUPPORT SERVICES. Support services for the Licensed Software, as contemplated by Section 3.4(c), shall be provided by SUPPLIER to End Users upon the End User's request at the charges agreed upon by End User and SUPPLIER.

4.8 TERMINATION OF SOFTWARE LICENSE. Any software license may be terminated by and End User for any reason by providing to SUPPLIER sixty (60) days' prior written notice. In the event of any such termination or in the event of a termination of a software license. End User shall return to EDS or SUPPLIER or, at End User's option, destroy, all copies of the Licensed Software and Documentation in the End User's possession relating to the terminated software license, except


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     as may be necessary for archival purposes.  In addition, a canceling End
     User must return at the End User's expense all "Dongels" (encryption devices) to EDS or SUPPLIER.

4.9 DISCONTINUANCE OF LICENSED SOFTWARE. EDS shall provide SUPPLIER at least ninety (90) days advance written notice of its intent to discontinue any Licensed Software covered hereunder. In the event that EDS does discontinue any Licensed Software it agrees to support such software for at least one year after the date of notice of discontinuance.

4.10 LICENSED SOFTWARE LOADING. EDS hereby grants permission to SUPPLIER to load Licensed Software remarketed by SUPPLIER, at no additional charge for such loaded copies, by any reasonable method, including (i) loading the Licensed Software on a "golden tape", "golden disk", or other storage medium and downloading the Licensed Software from such storage medium to the hard drive, (ii) loading the Licensed Software on a central server, file server, or other storage devise and downloading the Licensed Software from such storage device to the hard drive, or (iii) opening the packaging containing the media on which the Licensed Software is provided and loading the Licensed Software from such media to the hard drive. Irrespective of the method used by SUPPLIER in loading the Licensed Software, SUPPLIER will provide the customer with a complete package of the media, manuals, documentation, and other materials provided to SUPPLIER with the Licensed Software.

ARTICLE V.  WARRANTIES, INDEMNITIES AND LIABILITIES

5.1  WARRANTY.  EDS hereby represents and warrants to SUPPLIER that:

     (a) The Licensed Software provided to SUPPLIER is and shall be free and clear of all liens and encumbrances, and End Users shall be entitled to use the Licensed Software without disturbance;

     (b) No portion of the Licensed Software provided to SUPPLIER contains, at the time of delivery, any "back door", "time bomb", "Trojan horse", "worm", "drop dead device", "virus", or other computer software routines designed to disable, damage or erase the Licensed Software or any other software or data of SUPPLIER or any End User;

     (c) Each item of Licensed Software provided to SUPPLIER and its media
         (i) shall be new and shall be free from defects in manufacture, and materials, (ii) shall be manufactured in a good and workmanlike manner using a skilled staff fully qualified to perform their respective duties, and (iii) shall function properly under ordinary use and operate in conformance with is Applicable Specifications and Documentation for a period of one (1) year from the applicable Acceptance Date of the licensed Software by an End User.

EDS will provide to End User or SUPPLIER as appropriate in a timely manner and at not additional charge, all Services, or replacement Licensed Software necessary to enable EDS to comply with the warranties set forth herein.


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5.2  PROPRIETARY RIGHTS INDEMNIFICATION.  EDS represents and warrants that
     (i) at the time of delivery to SUPPLIER, no Licensed Software or Documentation provided under this Agreement is the subject of any litigation ("Litigation"), and (ii) EDS has all right, title, ownership interest, and/or marketing rights necessary to provide the Licensed Software and Documentation to SUPPLIER for remarketing hereunder and that the Licensed Software and Documentation and their sale, license, and use hereunder do not and shall not directly or indirectly violate or infringe upon any copyright, patent, trade secret, or other proprietary or intellectual property right of any third party or contribute to such violation or infringement ("Infringement"). EDS shall indemnify and hold SUPPLIER and its respective successors, officers, directors, employees, and agents harmless from and against any and all actions, claims, losses, damages, liabilities, awards, costs and expenses (including legal fees) resulting from, arising out of, or relating to
     (i) any Litigation, (ii) any breach or claimed breach of the foregoing warranties, (iii) any claim of an Infringement, or (iv) any failure or claimed failure of any Licensed Software to perform in accordance with its Applicable Specifications, and EDS shall defend and settle, at its
     expense, all suits or proceedings arising therefrom.   SUPPLIER shall
     inform EDS of any such suit or proceeding against SUPPLIER and shall have the right to participate in the defense of any such suit or proceeding at its expense and through counsel of its choosing. EDS shall notify SUPPLIER of any actions, claims, or suits against EDS based on an alleged Infringement of any party's intellectual property rights in and to the Licensed Software or Documentation. In the event an injunction is obtained against use of the Licensed Software or Documentation or in SUPPLIER's opinion is likely to be obtained, EDS shall promptly, at is option and expense, either (A) procure for SUPPLIER and End Users of the Licensed Software, or Documentation, the right to continue to sue the infringing Licensed Software or Documentation as set forth in this Agreement, or (B) replace or modify the infringing Licensed Software or Documentation to make its use non-infringing while being capable of performing the same function without degradation of performance.

5.3 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 5.1 AND 5.2, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4 LIMITATION OF LIABILITY. Neither party shall be liable to the other pursuant to this Agreement for any amounts representing loss of profit, loss of business or indirect, consequential, exemplary, or punitive damages of the other party. The foregoing shall not limit the indemnification, defense and hold harmless obligations set forth in this Agreement.

5.5 SURVIVAL OF ARTICLE V. The provisions of this Article V shall survive the term or termination of this Agreement for any reason.

                        ARTICLE VI.  PAYMENTS TO EDS

6.1 CHARGES, PRICES AND FEE FOR LICENSED SOFTWARE AND SERVICES. Charges, prices, and fees ("Charges") and discounts, if any, for Licensed Software and Services shall be determined as set


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     forth in Exhibit B, in a Purchase Order, or as otherwise agreed upon by the parties, unless modified as set forth in this Agreement. Any increase in a Charge shall not occur more than once annually and shall not exceed ten percent (10%) of the previously established Charge.

6.2 PAYMENT THROUGH INVOICING. This Section applies to Purchase Orders issued by SUPPLIER or to any invoice received by SUPPLIER from EDS as permitted by this Agreement.

     (a) Except as otherwise set forth in this Agreement, any undisputed sum due to EDS pursuant to this Agreement shall be payable within thirty
         (30) days after receipt by SUPPLIER of a correct invoice therefor from EDS. Any amounts that are not paid when due shall bear interest until paid at the lower of (i) the primer rate as established from time to time by Citibank, N.A., plus 2% per annum, or (ii) the maximum rate of interest allowed by applicable law. EDS shall invoice SUPPLIER on or after SUPPLIER's receipt of the Licensed Software covered by such invoice.

     (b) A "correct" invoice shall contain (i) EDS' name and invoice date,
         (ii) the specific Purchase Order number if applicable, (iii) description including serial number as applicable, price, and quantity of the Licensed Software actually delivered, (iv) credits (if applicable), (v) name (where applicable), title, phone number, and complete mailing address of responsible official to whom payment is to be sent, and (vi) other substantiating documentation or information as may reasonably be required by SUPPLIER from time to time. A correct invoice must be submitted to the appropriate invoice address listed on the applicable Purchase Order.

6.3  TAXES.

     (a) SUPPLIER shall pay or reimburse EDS, where SUPPLIER is liable per applicable tax statute, amounts equal to taxes based upon SUPPLIER's purchases of the Licensed Software pursuant to this Agreement, including federal excise tax, state and local sales or use taxes, or amounts in lieu thereof paid or payable by EDS in respect of the foregoing. Notwithstanding the preceding sentence, SUPPLIER shall not have any obligation to pay any franchise taxes, privilege, gross receipts, or excise taxes imposed on or payable by EDS, or any taxes based on the net income of EDS.

     (b) EDS agrees to reasonably cooperate with SUPPLIER to minimize any applicable tax, and shall make available to SUPPLIER, and any taxing authority, all information, records, or documents relating to any audits or assessments attributable to or resulting from the payment process.

     (c) Upon written notification by SUPPLIER and subsequent verification by EDS, EDS shall reimburse or credit, as applicable, SUPPLIER in a timely manner, for any and all taxes erroneously paid by SUPPLIER to EDS.

                          ARTICLE VII.  TERMINATION


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7.1  TERMINATION FOR CAUSE.  Except as provided by the Section of this Agreement titled "Termination for Non-Payment", in the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement, and such default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

7.2 TERMINATION FOR INSOLVENCY OR BANKRUPTCY. Either party may immediately terminate this Agreement and any Purchase Order by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a meritorious petition in bankruptcy by or against the other party under any bankruptcy or debtors' law for its relief or reorganization.

7.3 TERMINATION FOR NON-PAYMENT. EDS may terminate this Agreement by giving written notice if SUPPLIER fails to pay when due any undisputed amounts due and such failure continues for a period of thirty (30) days after the last day payment is due.


                        ARTICLE VIII.  MISCELLANEOUS

8.1 BINDING NATURE, ASSIGNMENT, AND SUBCONTRACTING. This Agreement shall be binding on the parties and their respective successors in interest and assigns, but neither party has the power to assign this Agreement without the prior written consent of the other. If EDS subcontracts or delegates any of its duties or obligations of performance in this Agreement or in a Purchase Order to any third party, EDS shall remain fully responsible for complete performance of all of EDS' obligations set forth in this Agreement or in such Purchase Order, including, but no limited to, warranty and indemnification obligations, and for any such third party's compliance with the provisions set forth in this Agreement.

8.2 CONFIDENTIALITY. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain confidential and/or proprietary information of the other party or its affiliates or customers. "Confidential Information" includes information relating to development plans, costs, finances, marketing plans, equipment configurations, data access or security codes or procedures utilized or acquired, business opportunities, names of customers, research, and development; the terms, conditions and existence of this Agreement; any information designated as confidential in writing or identified as confidential at the time of disclosure if such disclosure is verbal or visual; and any copies of the prior categories or excerpts included in other materials created by the recipient party. Each party hereby agrees that all Confidential Information communicated to it by the other, its affiliates, or customers, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed without the prior written consent of the other party. This provision shall not apply to Confidential information which is (i) already known without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act, (iii) rightfully received from a third party without obligation of confidentiality, (iv) disclosed without similar restrictions to a third party, (v) approved for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the provider gives the other party timely prior notice of such requirement. The provision of this Section shall survive the term or termination of this Agreement for any reason.

8.3 MEDIA RELEASES. Except for any announcement intended solely for internal distribution by SUPPLIER or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of SUPPLIER, all media releases, public announcements, or public disclosures (including, but no limited to, promotional or marketing material) by SUPPLIER or its employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of EDS or any affiliate of EDS, shall be coordinated with and approved in writing by EDS prior to the release thereof.

8.4 NOTICES. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party's acknowledgment, and addressed as follows:

     In the case of EDS:

     Electronic Data Systems Corporation
     5400 Legacy Drive
     Plano, Texas 75024
     Attn:  Mr. Steve West, Group Executive, Infotainment Division

     With a copy to:

     Electronic Data Systems Corporation
     5400 Legacy Drive
     Plano, Texas 75024
     Attn: General Counsel

     In the case of SUPPLIER:

     TM Century Inc.
     2002 Academy
     Dallas, Texas 75234
     Attn:  Neil Sargent, Chief Executive Officer

     Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective; first class, postage prepaid, mail shall be acceptable for provision of change of address notices.

8.5 FORCE MAJEURE. The term "Force Majeure" shall be defined to include fires or other casualties or accidents, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, or any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency. A party whose performance is prevented, restricted, or interfered with by reason of a Force Majeure condition shall be excused from such performance to the extent of such Force Majeure condition so long as such party provides the other party with prompt written notice describing the Force Majeure condition and takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.

8.6 SEVERABILITY. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both parties shall be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

8.7 DISPUTE RESOLUTION. In the event of any disagreement regarding performance under or interpretation of this Agreement and prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the dispute. Any dispute, controversy or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach or termination of this Agreement which is not resolved by such representatives of EDS and SUPPLIER will, on the written demand of either party to the other, be determined and settled by mandatory and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award rendered will be final and conclusive on the parties and may be enforce in any court having jurisdiction. This section shall survive the expiration or termination of this Agreement for any reason.

8.8 WAIVER. Any waiver of this Agreement or of any covenant, condition, or agreement to be performed by a party under this Agreement shall (i) only be valid if the waiver is in writing and signed by an authorized representative of the party against which such waiver is sought to be enforced, and (ii) apply only to the specific covenant, condition or agreement to be performed, the specific instance or specific breach thereof and not to any other instance or breach thereof or subsequent instance or breach.

8.9 REMEDIES. All remedies set forth in this Agreement, or available by law or equity shall be cumulative and not alternative, and may be enforced concurrently or from time to time.

8.10 SURVIVAL OF TERMS. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

8.11 GOVERNING LAW. THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.

8.12 ENTIRE AGREEMENT. This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed in the Agreement. This Agreement shall not be amended except by a written agreement signed by both parties. All exhibits, documents, and schedules referenced in this Agreement or attached to this Agreement, and each Purchase Order are an integral part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and any such exhibits, documents, or schedules, the terms of this Agreement shall be controlling unless otherwise stated or agreed. In the event of a conflict between the terms and conditions of this Agreement and a Purchase Order, the Purchase Order shall be controlling with respect to those transactions covered by that Purchase Order. Any other terms or conditions included in any shrink-wrap license agreements, quotes, invoices, acknowledgments, bills of lading, or other forms utilized or exchanged by the parties shall not be incorporated in this Agreement or be binding upon the parties unless the parties expressly agree in writing or unless otherwise provided for in this Agreement.

      IN WITNESS WHEREOF, EDS and SUPPLIER have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

ELECTRONIC DATA SYSTEMS CORPORATION    TM CENTURY, INC.

By: /s/ STEVEN M. WEST                  By: /s/ NEIL W. SARGENT
   --------------------------------       ----------------------------------

Printed Name: Steven M. West           Printed Name: Neil W. Sargent

Title:  SBU President                  Title:  President/CEO

Date: 2/9/96                           Date:  2/9/96

                                  EXHIBIT A
                           FORM OF END USER LICENSE

                              LICENSE AGREEMENT
                               TM CENTURY, INC.
                                 VAMOS/COSTAR


TM Century, Inc. ("TMC"), a Delaware corporation with offices at 202 Academy, Dallas, Texas 75234 and _______________ ("End User") with offices at ______________ , hereby agree as follows:

1.   DELIVERY OF VAMOS SOFTWARE

1.1 TMC shall deliver one copy of the software described in Annex A, including one "Dongel" (encryption key) and the related documentation (hereafter the "VAMOS Software") in the current version to an address to be specified by End User, on or about the agreed-upon date.

2.   GRANT OF LICENSE FOR USE

2.1 TMC grants to End User only the non-exclusive and non-transferable right to use the VAMOS Software for its own use on the computer configuration further described in Annex A (hereinafter the "License"). This computer configuration may not be changed or moved without the prior consent of TMC. Consent will no be withheld on unreasonable grounds.

2.2 The license shall commence on the date of delivery and shall be valid under the conditions set forth in this Agreement.

2.3 If the VAMOS Software can temporarily not be sued on the specified computer configuration as a result of circumstances which are not the fault of End User, End User shall have the right to use the VAMOS Software on another computer configuration during the period that the originally-intended use is not possible. Immediately upon the termination of use on the alternate computer configuration, End User shall ensure that the VAMOS Software is completely removed from that computer configuration.

2.4 End User is not permitted to copy the VAMOS Software in any way, provided that End User is permitted for each copy of the VAMOS Software for which a license is granted to make one (1) copy for back-up purposes. The copy shall carry the same notices with respect to copyright and trade-mark, identification symbols, marks and numbers as are shown on the original.
     End User is also not permitted to remove or change any notices with respect to copyright, trademarks, tradenames, or other intellectual or industrial property rights which appear on the VAMOS Software, hardware and/or other materials.

3.   MAINTENANCE AND SUPPORT

3.1 End User hereby subscribes for maintenance and support of the VAMOS Software as set forth in and under the conditions of this article.

3.2 End User shall have the right to receive the following maintenance and support services (the "Services") from TMC, subject to the other provisions of this Agreement and payment of the compensation set forth in Annex A.

     (a) delivery of new versions, as available, of the VAMOS Software that the End User has a license for,

     (b) telephone and on-site technical support (consisting of responses to technical inquiries relating to the operation of the VAMOS Software); and

     (c)  the submission of incident reports (IR's).

3.3 The Services with respect to a specific version of the VAMOS Software will be provided for a maximum of one year after the last delivery of that version.

3.4 The Services will be provided during the period of 1 January through 31 December of each calendar year and will be renewable at the option of the End User, subject to Section 3.3. The compensation payable to TMC for the Services shall be a rates established by TMC from time to time, provided that the compensation for the Services relating to a specific version of the VAMOS Software shall not be increased more than once annually and any such increase shall be within reasonable limits.

3.5 Notification by either TMC or End User of termination of the Service must be in writing and delivered three months in advance of the termination date.

3.6 TMC represents and warrants to End User that the media in which each item of VAMOS Software is delivered to End User will be free of defects in manufacture and materials, and TM will replace, at no additional charge, any item that contains such defects. Such replacement shall be End User's sole remedy for such defects.

4.   PREPARATION OF THE LOCATION; DELIVERY AND INSTALLATION

4.1 End User is obligation to prepare the installation location and to maintain it in accordance with the requirements set forth by TMC. The delivery of hardware and/or of VAMOS Software is dependent upon the availability and the preparation of the installation location by End User and of that which has been agreed between the parties with respect to the delivery and installation schedule. Delivery will take place at the premises of End User. Costs of transport and insurance are of the account of End User.

4.2 End User shall pay for any of the services and any costs which are caused by End User's failure to prepare the location for delivery of the hardware and/or VAMOS Software on a timely basis.

4.3 TMC or a representative appointed by TMC shall install the hardware and/or the VAMOS Software and TMC shall notify End User by means of written confirmation of the date of installation("installation date") that the hardware and/or the VAMOS Software is ready for use.

4.4 Prior to this written notice the delivered hardware and or the VAMOS Software will be deemed to have been installed if End User puts these into use in the normal course of business. TMC does not accept any responsibility for the installation of hardware of third parties not supplied by TMC.

4.5 Installation will take place on Monday through Friday during TMC's normal office hours with the exception of generally-recognized holidays. TMC is in principle prepared to perform the work on other days or during other hours at End User's request. In that event TMC shall provide End User with a quotation for the additional costs.

5.   INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

5.1 End User acknowledges that all intellectual and industrial property rights to the VAMOS Software, hardware or other materials such as analyses, designs, documentation and reports, as well as all preparatory material with respect thereto, are held exclusively by TMC or its licensors. End User is granted only the rights of use set forth in these terms and conditions. End User shall not copy the Software or other materials in any way except as set forth herein.

5.2 End User acknowledges that the VAMOS Software, hardware, and other materials provided to it contain confidential information and trade secrets of TMC and its licensors. End Users agrees to maintain the confidentiality of the VAMOS Software, hardware and materials and not to make these known to or available for use of third parties and further to limit the use thereof to the purposes for which they were made available.

5.3 Making the VAMOS Software available for use does not imply transfer of the copyright or other intellectual or industrial property right to the VAMOS Software.

5.4 TMC will indemnify and hold End User harmless against any claim that the software and/or materials developed by TMC or its licensors infringe any intellectual or industrial property right valid in the United States, provided that End User immediately notifies TMC in writing of the existence and substance of such a claim and relinquishes the handling of the matter, including any settlement to TMC. The indemnification obligation by TMC will not apply if and to the extent that the claimed infringement arises in connection with or is caused by changes which End User has made or permitted third parties to make to the software and/or materials.

6.   RISK OF LOSS

6.1 The risk of damage, theft or loss of objects which are covered by this license agreement passes to End User as of the moment that these objects are delivered into End User's control or the control of a third party engaged by End User.

7.   PRICES AND FEES

7.1 TMC shall indicate the amounts set forth in Annex A on its invoice for the License referred to in Article 2 and for the Services referred to in
     Article 3.

7.2 TMC shall have the right to adjust the amounts referred to in Article 8.1 on a yearly basis within reasonable limits.

8.   PAYMENT

8.1 TMC shall send a single copy of all invoices for the amounts referred to in Article 8.1 to End User setting forth the date and other information requested by End User in writing.

8.2 End User shall pay the invoiced amount to TMC based on the following terms:

     --------------------------------------------------------------- .

8.3 In the event that End User does not pay the relevant invoice without valid reason within the period of time set forth in Section 8.2, it shall be liable automatically by operation of law for interest on the amount due to TMC at the prevailing maximum legal interest rate.

8.4 All amounts shall be paid without discount, set-off or postponement for any reason, unless permitted by a final judicial or arbitral judgment.

9.   LIABILITY

9.1 The total liability of TMC for any default by it in the performance of this license agreement is limited to direct damages to a maximum of the amount that End User has actually paid pursuant to this license agreement as of the moment of occurrence of the event causing damages. In no event shall the total compensation for direct damages be greater than $50,000.

9.2 Liability of TMC for indirect damages, including but not limited to consequential damages, loss of profits, lost savings, losses caused by interruption of operations and the costs of reproduction or repair of wholly or partially lost data and/or information is excluded.

9.3 Any right to compensation for damages is conditioned upon End User giving notice of damages in writing to TMC as soon as possible after such damages are incurred.

10.   FORCE MAJEURE

10.1 Neither of the parties shall be held to the performance of any obligation in the event that such performance is prevented by force majeure. Force majeure shall include any failure to perform of any supplier of TMC.

10.2 If circumstances of force majeure extend longer that ninety days, the parties shall have the right to terminate the agreement by written notice. Any work already performed under the agreement shall be compensated proportionally and the parties shall have no further liability to each other.

11.   TERMINATION

11.1 TMC shall have the right to terminate this license agreement by means of written notice without any prior notice of termination or judicial action being required in the event that:

      (a) End User has submitted a petition in bankruptcy or is declared bankrupt;

      (b)  End User's business is liquidated;

      (c)  End User ceases its current business activities; or

      (d)  a substantial part of the property of End User is attached.

11.2 This software license may be terminated by End User for any reason by providing to TMC sixty (60) days' prior written notice. In the event of any such termination, End User shall return to TMC or, at End User's option, destroy all copies of the VAMOS Software and Documentation in the End User's possession, except as may be necessary for archival purposes. In addition, a canceling End User must return at the End User's expense all "Dongels" (encryption devices) to TMC.

11.3 Termination of this agreement shall not discharge parties from those obligations which by their nature are intended to survive termination, including provisions with respect to:

      (a)  resolution of disputes

      (b)  applicable law and court having jurisdiction

      (c)  the obligation to by for services performed and/or goods delivered.

12.   DISPUTES, APPLICABLE LAW AND COURTS HAVING JURISDICTION

12.1 Any dispute between the parties with regard to this license agreement shall be submitted to the exclusive jurisdiction of any district court of Dallas County, Texas, unless the parties subsequently agree to arbitration or binding advice.

12.2 This license agreement and all disputes arising out of or relating to it are governed by the laws of the State of Texas.

13.   GENERAL TERMS

13.1 Whenever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, when mailed by registered or certified mail, return receipt requested, postage prepaid, or when sent by a third party courier service where receipt is verified by the receiving party's acknowledgment, and addressed to the recipient party at the address set forth in the first paragraph of this license agreement or such other address as a party may hereafter specify by written notice to the other party.

13.2 In the event that any provision of this license agreement is invalid or declared unenforceable, the remaining provisions of this license agreement shall remain in full force and effect and TMC and End User shall negotiate with each other to reach agreement on new provisions or replace the invalid or unenforceable provisions shall be taken into account as much as possible.

13.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, TMC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABLITY AND FITNESS FOR A PARTICULAR PURPOSE.

Entered into this ________ day of ___________________, 19__.


TM CENTURY, INC.                         END USER

Name:                                 Name:
     ------------------------------        -----------------------------
Position:                             Position:
         --------------------------            -------------------------
Date:                                 Date:
     ------------------------------        -----------------------------
Signature:                            Signature:
          -------------------------             ------------------------

                                    ANNEX A

              END USER, LICENSE(S) AND COMPUTER CONFIGURATION(S)


1.  END USER

--------------------------------------------------------------------------------
Company
--------------------------------------------------------------------------------
Contact Person
--------------------------------------------------------------------------------
Address
--------------------------------------------------------------------------------
Zipcode and Place
--------------------------------------------------------------------------------
Telephone
--------------------------------------------------------------------------------
Facsimile
--------------------------------------------------------------------------------


2.  LICENSE, MAINTENANCE AND SUPPORT, AND FEES

The compensation for license is a one-time fee.
The yearly compensation for maintenance and support shall equal    of the
initial License fee (including customization charges) as set forth in the following table.
The compensation for onsite maintenance and support shall equal    per day
plus expenses.

--------------------------------------------------------------------------------
Name of Product   Version    Description   License Fee   Computer Configuration
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   EXHIBIT B
                    DESCRIPTION, CHARGES, PRICES, AND FEES


DESCRIPTION OF LICENSED SOFTWARE:

SYSTEM OVERVIEW

The audio server for the Maycom System (Vamos/CoStar) is based on a common hardware and software platform. The hardware system utilizes the Intel 386, 486, or Pentium processor architecture. The operating system is Windows NT which will allow for multitasking and networking capabilities. All client workstations and PC's run on Windows 3.1 or Windows NT, and Novell Netware depending on the work environment.

The basic audio server supports audio playback, LAN interface, terrestrial network interface. Other options include station automation integration (LAN interface), Multiple audio I/O's (play and record simultaneously two or more sources), and local archiving.

The network approach has taken in consideration the wide range of technical expertise, bandwidth,and cost requirements of radio stations. The system is designed to allow for simple installation, remote software upgrade, diagnostics and management. The flexible network architecture will support a wide range of remote network access devices and protocols that will operate on may different connective solutions form ATM to a simple 14.4 modem dial up.

SYSTEM APPLICATION SOFTWARE

The VAMOS (Video and Audio Management of Systems) Product, also known as CoStar (Complete Solution to Automated Radio) is a full suite of software applications that allow for radio station automation. This includes digital audio capture (recording), content editing and management, playback, and broadcast. Although the VAMOS/CoStar System was designed for the commercial radio station environment, the application should also apply to any multimedia industry segment where digital audio content management and distribution would be of value.

Currently, there are twelve (12) modules in service and they are listed as follows:

- Digitrans                        - News Collector
- Audio Express                    - CoStar
- Supervisor                       - Audio Recorder/Editor
- Multi Track Editor               - Group/Block Manager
- Play List Editor                 - Broadcast System Module
- Cart System                      - Recording Station

A detailed description of each module and its features is available through EDS' Broadcast Technologies Division.

PRICING FOR INITIAL COPIES OF LICENSED SOFTWARE:

----------------------------------------------------------
        DESCRIPTION                            END USER
                                               PRICING
----------------------------------------------------------
----------------------------------------------------------
CoStar multi-User Database Options:
(Management Software)
    3 User License with System Supervisor
    10 User License with System Supervisor
    20 User License with System Supervisor
    20-40 User License with System Supervisor
    40 + User License with System Supervisor
----------------------------------------------------------

----------------------------------------------------------
Group/Block Manager (Data Base Manager)
----------------------------------------------------------

----------------------------------------------------------
Recorder/Editor Module
Multi-Track Editor Module
Playlist Module
Broadcast System Module(Automatic Player)
2nd Broadcast System Module as Backup
Cart System Module (Cart Players)
Text Module with Auto Cue On Screen
Programmable Small Keyboard with Jog Shuttle
CD Jukebox System Module
News Collector Module with ISDN Board
----------------------------------------------------------


This system is multi user, multi tasking and multi language. The system operates under MS-DOS Windows 3.1 with a compatible 80486-33 MHZ computer or faster, with 4 MB of memory. For edit and play stations 8 MB is recommended with a 17" monitor.

DIVISION OF MAINTENANCE FEES:

For each End User who purchases maintenance and support services from SUPPLIER,
EDS shall receive an annual fee equal to    of the initial License fee.

DISCOUNT LEVELS FOR SALES BY SUPPLIER OF LICENSED SOFTWARE:

This Discount levels for the VAMOS.COSTAR Software are as follows:


DISCOUNT LEVEL             MINIMUM LEVEL               MAXIMUM LEVEL
--------------------------------------------------------------------------------


$=US$





                                      B-2